UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2021

INSIGHT ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25092	86-0766246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6820 South Harl Avenue, Tempe, Arizona		85283
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:

(480) 333-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	NSIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2021, Insight Enterprises, Inc. (the “Company”) announced that, after 12 years, Ken Lamneck will be stepping down as President and Chief Executive Officer and a member of the Board of Directors of the Company, effective December 31, 2021.

On October 18, 2021, the Company announced that, effective upon Mr. Lamneck’s retirement, Joyce Mullen will be elected as President and Chief Executive Officer of the Company and as a member of the Board of Directors.

Ms. Mullen, age 59, joined the Company in October 2020 as President of Insight North America.  Prior to joining the Company, from November 2018 to August 2020, Ms. Mullen was President, Global Channel, Embedded & Edge Solutions for Dell Technologies.  Ms. Mullen worked at Dell Technologies for 21 years in a variety of sales, service delivery, and IT solutions roles.  Ms. Mullen also serves on the Board of Directors of The Toro Company (NYSE: TTC).  She graduated from Brown University in International Relations and she holds an MBA from Harvard University.

In connection with Ms. Mullen’s appointment as President and Chief Executive Officer, the Board of Directors approved the terms of her compensation, including annual base salary of $850,000, target annual cash incentive of $1,275,000 at 100% attainment of objectives, an equity grant valued at $2,500,000 to be awarded in February 2022 consisting of service-based restricted stock unit (“RSU”) grants, performance-based RSU grants, and/or performance-based stock unit (“PSU”) grants with such terms, performance metrics, and vesting periods as the Compensation Committee of the Board of Directors shall determine, and an equity grant of service-based RSUs to be awarded in November 2021 in the amount of $1,000,000 with a four-year pro-rata vesting period.  In addition, under the terms of Ms. Mullen’s employment agreement, she is eligible to receive severance benefits of 2x base salary plus annual bonus for the previous year plus a pro-rated portion of the then current year bonus (the “Severance Amount”) in the event she is terminated by the Company “without cause” or she terminates her employment for “good reason” in each case as defined in the agreement.  Ms. Mullen is eligible to receive 2.5x the Severance Amount in the event she is terminated by the Company following a “change in control” as defined in the agreement.

Ms. Mullen was not selected pursuant to any arrangement or understanding between her and any other person. Ms. Mullen has no family relationships with any of the Company’s directors or executive officers.  There have been no related person transactions between the Company and Ms. Mullen reportable under Item 404(a) of Regulation S-K.

On October 14, 2021, the Company entered into a new employment agreement with Mr. Lamneck pursuant to which he will continue to serve as an employee of the Company having responsibility for such strategic priorities as Ms. Mullen shall determine through March 31, 2025.  Throughout the term of his new agreement, Mr. Lamneck will receive an annual base salary of $300,000 and will continue to participate in the Company’s benefit plans.

The descriptions of the terms of the employment agreements are not complete and are qualified in their entirety by reference to the respective agreements, copies of which will be filed as exhibits to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on October 18, 2021 announcing the appointment of Ms. Mullen as President and Chief Executive Officer of the Company, effective January 1, 2022.  A copy of this press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement between the Company and Joyce Mullen effective October 14, 2021.

10.2	Employment Agreement between the Company and Ken Lamneck effective October 14, 2021.

99.1	Press release dated October 18, 2021.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

Date: October 18, 2021	By:	/s/ Glynis A. Bryan
Glynis A. Bryan
Chief Financial Officer